Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2016, relating to the consolidated financial statements and financial statement schedules of BioAmber Inc. and subsidiaries appearing in the Annual Report on Form 10-K of BioAmber Inc. and subsidiaries for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP1

Montreal, Canada

December 22, 2016

[1]	CPA auditor, CA, public accountancy permit No. A118581